EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 13, 2006, with respect to the balance sheets of ArtSelect, Inc. as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, which report appears in the Form 8-K/A of a21, Inc. dated June 7, 2006, included herein, and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to the adoption of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, as of January 1, 2005.

/s/ KPMG, LLP

Omaha, Nebraska
December 28, 2006